Exhibit 10.4

Patent, Trademark and FDA Registration Assignment

WHEREAS David M. Dixon, MD, an Individual ("Assignor"), a resident of the State of Arizona, residing at 1642 North Coral Bells, Tucson, AZ 85745, owns all right, title and interest in and to the patents, trademarks and FDA Registrations identified in Exhibit A attached hereto, including the inventions described therein (collectively, the "Patents and Trademarks") and all claims for past or future infringement thereof; and

WHEREAS DermaWound, Inc. (Assignee) a corporation organized under the laws of Puerto Rico, having an address of 1654 Calle Tulipan, Suite 100, San Juan PR 00927-6242, desires to acquire said Patents and Trademarks and all claims for past or future infringement thereof; and

WHEREAS Assignor desires to assign all right, title and interest in and to the Patents and Trademarks, and all claims for past or future infringement thereof to Assignee;

NOW THEREFOR, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, convey and transfer unto Assignee, its successors and assigns, free and clear of any and all liens, restrictions, claims and encumbrances, Assignors entire right, title, and interest in and to the Patents and Trademarks and divisions, continuations or continuations-in-part thereof, with all the rights of registration, maintenance and protection thereof in any form, all rights to income, royalties, damages and payments now due or hereinafter due or payable in respect thereto, and all rights of recovery and of legal action for past or future infringements and of interference proceedings and reexaminations involving such Patents and Trademarks.

NOW THEREFOR, this Assignment of Patents and Trademarks shall only take place once the first shares of DermaWound, Inc. have been transferred to a third party unrelated to David M. Dixon.

IN WITNESS WHEREOF, Assignor has duly executed this Assignment on the date written below.

ASSIGNOR:

David M. Dixon, MD — 10-22-2023

By: David M. Dixon, MD — Date
An Individual

ASSIGNEE:

Donati — 10.22.2023

By: Joseph L. Donati — Date
Its: President

Exhibit A

Patents, Trademarks and FDA Registrations

Title	Filed	Serial Number	Issued	Patent Number
• **Patents**				
Apparatus and Method to Treat a Wound Area	08-07-2006	11462965	11-16-2010	7,833,522
Composition and Method to Treat Wounds	07-30-2007	12375521	09-15-2015	9,132,114
• **Trademarks**				
DERMAWOUND Name – United States	09-29-2004	78491250	03-30-2006	3,097,449
DERMAWOUND Name - Mexico	03-20-2019	2176910	06-13-2019	2,176,910
• **FDA Registrations**				
DERMAWOUND 2023 Labeler Code		57554	12-20-2022	
DERMAWOUND 2023 Original Formula		57554-110-06	12-20-2022	
DERMAWOUND 2023 Venous Stasis Ulcer and Burn Care Formula		57554-120-06	12-20-2022	